Exhibit 99.B(d)(6)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Banc of America Capital Management, LLC

As of March 17, 2003

as amended December 9, 2004

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation for each Fund at an annual rate as follows:

SEI Daily Income Trust

Agreed and Accepted:

SEI Investments Management Corporation	Banc of America Capital Management, LLC

By:	By:

/s/ Timothy D. Barto	/s/ Roger Sayler

Name:	Name:

Timothy D. Barto	Roger Sayler

Title:	Title:

Vice President	COO